SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement
     [ ] Confidential, for use of the Commission only (as permitted by
          Rule 14a-6(e)(2))
     [X] Definitive proxy statement
     [ ] Definitive additional materials
     [ ] Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                         PRIDE PETROLEUM SERVICES, INC.
                (Name of Registrant as Specified in Its Charter)

    _______________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) or Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         ____________________________________________________________________

     (2) Aggregate number of securities to which transactions applies:

         ____________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ____________________________________________________________________

     (4) Proposed maximum aggregate value of transaction:

         ____________________________________________________________________

     (5) Total fee paid:

         ____________________________________________________________________

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

         ____________________________________________________________________

     (2) Form, Schedule or Registration Statement No.:

         ____________________________________________________________________

     (3) Filing party:

         ____________________________________________________________________

     (4) Date filed:

         ____________________________________________________________________

                         PRIDE PETROLEUM SERVICES, INC.

                                  ------------

                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 16, 1995

    The Annual Meeting of Shareholders of Common Stock of Pride Petroleum Services, Inc. (the "Company") will be held at the Westchase Hilton, 9999 Westheimer, Houston, Texas 77042 on Tuesday, May 16, 1995, at 1:30 p.m., Central Daylight Time, for the following purposes:

        (1) To approve an amendment to the Company's Long-Term Incentive Plan to
    (i) increase the number of shares available for stock options and other awards from 9% to 13% of outstanding shares and (ii) make certain changes to conform with Section 162(m) of the Internal Revenue Code.

        (2) To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for 1995.

        (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Enclosed herewith is a Proxy Statement setting forth information with respect to the above issues and certain other information.

    Only shareholders holding shares of Common Stock of record at the close of business on March 31, 1995, will be entitled to vote at the meeting.

    Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

                                    By Order of the Board of Directors

                                            ROBERT W. RANDALL
                                       Robert W. Randall, Secretary
April 10, 1995

Pride Petroleum Services, Inc.
1500 City West Boulevard, Suite 400
Houston, Texas 77042

                         PRIDE PETROLEUM SERVICES, INC.
                      1500 CITY WEST BOULEVARD, SUITE 400
                              HOUSTON, TEXAS 77042

                                ----------------

                                PROXY STATEMENT
                                      FOR
                      1995 ANNUAL MEETING OF SHAREHOLDERS

    This Proxy Statement is furnished in connection with the solicitation of proxies for use at the 1995 Annual Meeting of Shareholders of Pride Petroleum Services, Inc. (the "Company") to be held on May 16, 1995, or at any adjournment or adjournments thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The principal executive offices of the Company are located at 1500 City West Boulevard, Suite 400, Houston, Texas 77042.

    The accompanying form of proxy is designed to permit each shareholder entitled to vote at the Annual Meeting to vote for or against or to abstain from voting on proposals 1 and 2 and in the discretion of the proxies with respect to any other proposal brought before the Annual Meeting. When a shareholder's proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no choice is specified, the shares represented thereby will be voted FOR approval of the amendment of the Company's Long-Term Incentive Plan and FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants.

    The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised at the Annual Meeting by written notice of termination given to the Secretary of the Company or by filing with him a later dated proxy. All shares of the Company's Common Stock, no par value, represented by properly executed and unrevoked proxies, will be voted if said proxies are received in time for the meeting. Such proxies and this Proxy Statement are being sent to shareholders on or about April 10, 1995.

    The Company is a Louisiana corporation which was organized in 1988 as a successor to a company incorporated in 1968. The Company was acquired by DEKALB Energy Corporation in 1978 and was operated as a subsidiary until 1988, when DEKALB effected a tax-free distribution of all the outstanding shares to the DEKALB shareholders. As a result, Pride became an independent, publicly traded company as of September 1, 1988.

                     OUTSTANDING SHARES AND VOTING RIGHTS

    The Board of Directors has established March 31, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on the record date will be entitled to vote at the Annual Meeting. At the record date, there were outstanding 24,227,652 shares of Common Stock. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the meeting.

                     COST AND METHOD OF PROXY SOLICITATION

    The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of the Company's Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

               INFORMATION CONCERNING DIRECTORS OF THE COMPANY

    The Board of Directors of the Company consists of the five persons named in the table below. The term of each director will continue until the annual meeting of the shareholders of the Company in 1998. Set forth below for each director is his present principal employment and his principal employment during the past five years, the number of shares of Common Stock of the Company beneficially owned as of March 31, 1995, the percentage of outstanding shares of Common Stock that such number of shares represents, and the first year as a director.

                                                               PERCENTAGE OF
                                                 NUMBER OF      OUTSTANDING        SERVED
                                                  SHARES          SHARES             AS
                                               BENEFICIALLY    BENEFICIALLY       DIRECTOR
NAME AND PRINCIPAL OCCUPATION           AGE      OWNED<F9>        OWNED            SINCE
                                        ---    ------------    -------------      --------
Ray H. Tolson<F1><F4>................   60        680,000           2.8%            1988
  Chairman, President and Chief
  Executive Officer of the Company

James B. Clement<F1><F2><F3><F5>.....   49          6,500            *              1993
  President, and Chief Executive
  Officer and Director of Offshore
  Logistics, Inc.

Jorge E. Estrada M.<F6>..............   47        780,000           3.2%            1993
  Vice President, Business
  Development
  Pride International, Ltd.

Thomas H. Roberts, Jr.<F2><F3><F7>...   70        336,313           1.4%            1988
  Vice Chairman of the Executive
  Committee of DEKALB Energy Company

James T. Sneed<F1><F2><F3><F8>.......   63         14,500            *              1992
  Retired from Mobil Corporation
- - ------------

 *  Less than 1%.

<F1>Member of Executive Committee. The Executive Committee may exercise all power and authority of the Board of Directors subject to certain limitations. The Executive Committee held two meetings during 1994.

<F2>Member of the Audit Committee. The Audit Committee has the power to oversee the retention, performance and compensation of the independent public accountants for the Company, and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate. The Audit Committee held one meeting during 1994.

<F3>Member of the Compensation Committee. The Compensation Committee reviews, recommends and approves employment agreements, salaries, incentive plans, stock options and employee benefit plans for officers and key employees. The Compensation Committee held two meetings during 1994.

<F4>Ray H. Tolson was elected Chairman of the Board in December 1993. He has served as a director since August 1988 and as President and Chief Executive Officer of the Company and its predecessor since 1975. The aggregate amount of Common Stock beneficially owned by

                                       2

    Mr. Tolson includes 631,000 shares issuable upon exercise of employee stock options that are exercisable within 60 days as follows: 343,750 with an exercise price of $2.25 per share, 56,250 with an exercise price of $5.125 per share, 31,000 with an exercise price of $4.75 per share, and 200,000 with an exercise price of $5.25 per share.

<F5>James B. Clement was elected as a director of the Company in November 1993.
    He is President and Chief Executive Officer and a director of Offshore Logistics, Inc. The Common Stock beneficially owned by Mr. Clement consists of shares issuable upon exercise of options that are exercisable within 60 days granted pursuant to the 1993 Directors' Stock Option Plan as follows:
    5,000 with an exercise price of $6.75 per share and 1,500 with an exercise price of $5.00 per share.

<F6>Jorge E. Estrada M. has been a director of the Company since October 1993.
    From August 1993 to October 1994, he served as President of Pride Petrotech S.A.M.P.I.C., the Company's Argentine subsidiary. In October 1994 he assumed the role of Vice President, Business Development, Pride International, Ltd. Mr. Estrada is also President and Chief Executive Officer of JEMPSA Media & Entertainment, a company which he started that specializes in the Spanish and Latin American entertainment industry, and serves as a director for Production Operators, Inc. and the drilling and production services division of The John Wood Group, PLC. Previously, Mr. Estrada was President -- Worldwide Drilling Division of Geosource, and Vice President of Geosource Exploration Division -- Latin America. The aggregate amount of Common Stock beneficially owned by Mr. Estrada includes (i) 300,000 shares issuable upon exercise of stock purchase warrants, (ii) 160,000 shares that he has a contingent right to receive based on certain performance criteria standards being achieved by Pride Petrotech S.A.M.P.I.C. over a three-year period, and
    (iii) 200,000 shares issuable upon exercise of additional stock purchase warrants that he has a contingent right to receive based on the aforementioned performance criteria. Of these warrants, 50% are exercisable at $6.25 per warrant, and the other 50% are exercisable at $7.25 per warrant.

<F7>Thomas H. Roberts, Jr. has served as a director of the Company since 1988.
    He currently is Vice Chairman of the Executive Committee of DEKALB Energy Company and is a director of IMC Fertilizer Group, Inc. The aggregate amount of Common Stock beneficially owned by Mr. Roberts consists of shares issuable upon exercise of options that are exercisable within 60 days granted pursuant to the 1993 Directors' Stock Option Plan as follows: 10,000 with an exercise price of $4.25 per share and 1,500 with an exercise price of $5.00 per share.

<F8>James T. Sneed has served as a director of the Company since October 1992.
    Presently he is retired. He joined Mobil Oil Corporation ("Mobil") in August 1954 as an Engineer. Mr. Sneed held a variety of domestic and international management positions with Mobil. Mr. Sneed's last two assignments were as Exploration and Production Manager for the West Coast, Rocky Mountains, Midwest and Oklahoma from 1983 until 1988, and Production Manager USA from 1988 until September 1991. The Common Stock beneficially owned by Mr. Sneed consists of shares issuable upon exercise of options that are exercisable within 60 days granted pursuant to the 1993 Directors' Stock Option Plan as follows: 10,000 with an exercise price of $4.25 per share and 1,500 with an exercise price of $5.00 per share.

<F9>Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all shares listed.

                                       3

    The Board of Directors of the Company held four meetings during 1994. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board on which he served. During 1994, Mr. William French, a board member since 1993, resigned his position on the Board citing work commitments that would limit his ability to attend meetings. Mr. French forfeited his options to purchase 13,000 shares of the Common Stock of the Company. At this time the Company has no plans to replace Mr. French. The Company has no nominating committee.

    Based upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and any written representations furnished to the Company by any person subject to the requirements of Section 16(a) of the Exchange Act, the Company is not aware of any failure by any such person to comply with the requirements of Section 16(a) of the Exchange Act.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company are paid $6,000 annually, plus $500 per day for attending meetings of the Board of Directors, meetings of the committees of the Board of Directors or other meetings at the request of the Company, plus expenses for attending meetings.

    In addition to the cash compensation described above, each director who is not an employee of the Company is entitled to receive stock options in accordance with the provisions of the Company's 1993 Directors' Stock Option Plan. A maximum of 200,000 shares of the Company's Common Stock are available for purchase upon exercise of options granted pursuant to the plan. Under the terms of the plan, each eligible director automatically receives an initial option of 10,000 shares upon becoming a director and, as long as the director remains eligible, automatically receives an additional option grant for 3,000 shares on the date of each annual meeting of shareholders of the Company following the calendar year in which such Director receives the initial grant. Persons who were eligible directors on the date the plan was adopted received their initial option grants for 10,000 shares each at that time. The exercise price of options is the fair market value per share on the date the option is granted. Options expire ten years from the date of grant. Each option becomes exercisable as to 50% of the shares covered at the end of one year from the date of grant and the remaining 50% at the end of two years from the date of grant. Provision is made in the plan for adjustments of options in cases of mergers, stock splits and similar capital reorganizations and for immediate vesting in the case of a change in control of the Company. Messrs. Clement, Roberts, and Sneed have each been granted options to purchase 13,000 shares under the plan.

                              CERTAIN SHAREHOLDERS

    The following table sets forth certain information as of March 31, 1995 (unless otherwise noted), with respect to the beneficial ownership of the Company's Common Stock (i) by each shareholder of the Company who is known by the Company to be a beneficial owner of more than 5% of the Company's Common Stock and (ii) to the extent not set forth under "Information Concerning Directors of the Company," by the executive officers of the Company named under "Compensation of Executive Officers." Unless otherwise indicated, all such stock is owned directly, and the indicated person or entity has sole voting and investment power.

          NAME AND ADDRESS                                        PERCENTAGE
              OF OWNER                    BENEFICIAL OWNERSHIP     OF CLASS
          ----------------                --------------------    -----------
The Travelers, Inc.(1)...............          2,242,000              9.3%
  65 East 55th Street
  New York, NY 10022
Paul A. Bragg........................            267,000(2)           1.1%
Dexter R. Polk.......................            241,000(2)             *
James W. Allen.......................            221,000(2)             *
Robert W. Randall....................             85,000(2)             *
All executive officers and directors           2,631,313(2)          10.9%
  as a group (9 persons).............
- - ------------
 * Less than 1%

(1) Such company has filed a Schedule 13G under the Exchange Act, which indicates that as of February 13, 1995 it owned such shares and held sole voting and investment power with respect to all of such shares.

(2) The Common Stock shown as beneficially owned by Messrs. Bragg, Polk, Allen, and Randall and all executive officers and directors as a group includes 236,000 shares, 240,000 shares, 221,000 shares, 85,000 shares, and 2,102,500 shares, respectively, issuable upon exercise of stock options exercisable within 60 days and as contingent shares and warrants (see Note 6 on page 3).

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

    The following table discloses compensation for the fiscal years ended December 31, 1994, 1993 and 1992, for (i) the Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company (the "Named Officers"):

                                                           SUMMARY COMPENSATION TABLE
                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                       ANNUAL COMPENSATION               AWARDS
                                               -----------------------------------    ------------
                                                                         OTHER         SECURITIES
                                                                         ANNUAL        UNDERLYING      ALL OTHER
              NAME AND                          SALARY      BONUS     COMPENSATION      OPTIONS       COMPENSATION
         PRINCIPAL POSITION             YEAR     ($)**       ($)         ($)***           (#)           ($)****
         ------------------             -----  ---------  ---------   ------------    ------------    ------------
Ray H. Tolson........................   1994     203,281    289,011       24,950         200,000           250
  Chairman, President                   1993     170,874     95,961       24,800          31,000           250
  and Chief Executive                   1992     171,996          0       24,205               0           267
  Officer
Dexter R. Polk.......................   1994     132,801     95,822          N/A          65,000           250
  Sr. Vice President,                   1993     124,053     41,645          N/A          20,000           250
  Domestic Operations                   1992     124,156          0          N/A               0           267
Paul A. Bragg*.......................   1994     130,195     92,926          N/A         150,000           250
  Vice President,                       1993      54,015     31,650          N/A          71,000             0
  Chief Financial Officer               1992         N/A        N/A          N/A             N/A           N/A
  and Treasurer
James W. Allen*......................   1994     122,547     73,331          N/A         150,000           250
  Sr. Vice President                    1993     102,567     41,054          N/A          71,000             0
  International Operations              1992         N/A        N/A          N/A             N/A           N/A
Robert W. Randall....................   1994     109,471     58,411          N/A          50,000           250
  Vice President,                       1993     105,333     20,264          N/A          35,000           250
  General Counsel and                   1992     105,315          0          N/A               0           267
  Secretary
- - ---------------

   * Mr. Bragg was hired in July 1993 and Mr. Allen was hired in January 1993.

  ** Includes salary deferrals deposited into the Company's 401(k) plan and the Restoration Plan.

 *** Consists of lease of airplane to the Company.

**** Represents Company matching contributions to the 401(k) plan.

OPTION GRANTS, EXERCISE AND VALUATION

    During 1994, options were granted to the Named Officers under the Company's Long-Term Incentive Plan as shown in the first table below. During 1994, none of the Named Officers exercised any options to purchase the Company's Common Stock. Shown in the second table below is information with respect to unexercised options held at December 31, 1994 (all of which were exercisable).

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                INDIVIDUAL GRANTS
                                        ------------------------------------------------------------
                                         NUMBER OF
                                        SECURITIES
                                        UNDERLYING     % OF TOTAL OPTIONS                               GRANT DATE
                                          OPTIONS          GRANTED TO         EXERCISE                    PRESENT
                                        GRANTED<F1>    EMPLOYEES IN FISCAL     PRICE      EXPIRATION      VALUE<F2>
       NAME                                 (#)               YEAR             ($/SH)        DATE           ($)
   ------------                         -----------    -------------------    --------    ----------    -----------
Ray H. Tolson........................      200,000             25.5%            $5.25        2004         $623,620
Dexter R. Polk.......................       65,000              8.3%            $5.25        2004         $202,677
Paul A. Bragg........................      150,000             19.1%            $5.25        2004         $467,715
James W. Allen.......................      150,000             19.1%            $5.25        2004         $467,715
Robert W. Randall....................       50,000              6.4%            $5.25        2004         $155,905
- - ------------

<F1>Each option becomes exercisable six months after grant date and permits tax withholding to be paid by the withholding of shares of Common Stock issuable upon exercise of the option.

<F2>Present value was calculated using Black-Scholes option pricing model which involves an extrapolation of future price levels based solely on past performance. Calculations were made using the following assumptions: time of exercise at the end of the ten year option term, interest rate of 7.25%, no annual dividend yield, volatility of 30%. Use of this model should not be viewed as a forecast of the future performance of the Company's stock which will be determined by future events and unknown factors.

                   AGGREGATED FISCAL YEAR-END OPTION VALUE

                                        NUMBER OF              VALUE OF
                                  SECURITIES UNDERLYING       UNEXERCISED
                                       UNEXERCISED            IN-THE-MONEY
                                       OPTIONS AT              OPTIONS AT
       NAME                        FISCAL YEAR END(1)#    FISCAL YEAR-END(2)$
       ----                       ---------------------   --------------------
Ray H. Tolson...................   631,000 Exercisable    $953,063 Exercisable
Dexter R. Polk..................   240,000 Exercisable    $348,750 Exercisable
Paul A. Bragg...................   221,000 Exercisable    $ 15,000 Exercisable
James W. Allen..................   221,000 Exercisable    $  2,500 Exercisable
Robert W. Randall...............    85,000 Exercisable    $  5,000 Exercisable
- - ------------
(1) Number of options shown include all options (both in and out of the money) at December 31, 1994.

(2) Value reflects those options in-the-money at December 31, 1994, based on a closing price of $5.00 per share.

                                       7
EMPLOYMENT AGREEMENTS

    The Company has entered into written employment agreements with Messrs. Tolson, Bragg, Polk and Allen. Each employment agreement provides for a two-year term ending July 31, 1996 with automatic renewals for successive one-year terms until either party terminates the contract effective upon an anniversary date, with one year's advance notice. The contract provides for 1995 base salaries of $250,000 (Mr. Tolson), $145,000 (Mr. Bragg), $143,500 (Mr. Polk) and $140,000
(Mr. Allen). The agreement provides that if the executive is terminated involuntarily for reasons not associated with change in control and not due to cause (as defined), the executive will receive one full year (two full years for Mr. Tolson) of base salary (not less than the highest annual base during the preceding three years); one year (two years for Mr. Tolson) of life, health, accident and disability insurance benefits for himself and dependents; and an amount equal to the target award (two times the target award for Mr. Tolson) for the Company's annual bonus plan. For 1995, the Compensation Committee has set the target award for Messrs. Tolson, Bragg, Polk and Allen at $250,000, $72,500, $71,750, and $70,000, respectively. The agreements treat death, disability, certain constructive terminations of an executive or the Company's failure to renew an agreement at the end of its term as an involuntary termination of the executive.

    The agreement also provides for compensation due to involuntary termination following a Change in Control. Change in Control is defined to include the acquisition by a person of 20% or more of the Company's voting power, certain changes in a majority of the Board of Directors, a merger resulting in existing shareholders having less than 50% of voting power in surviving company and sale or liquidation of the Company. In the case of Mr. Tolson, his involuntary removal from the Board of Directors or his failure to be reelected to the Board of Directors would also constitute a Change in Control. In the event of a Change in Control, the term of the agreements will be extended for a period of two years (three years in the case of Mr. Tolson) from the date of the Change in Control. In the event of a termination during the extended term of the agreement (including certain voluntary resignations by the executive), the executive will be entitled to receive salary and benefits equal to two full years of compensation (three full years in the case of Mr. Tolson), bonus equal to two times (three times for Mr. Tolson) the maximum award for the year of termination, and life, health and accident and disability insurance continued for two years (three years for Mr. Tolson) or until reemployment. The agreements also provide that the Company shall reimburse the executive for certain taxes incurred by the executive as a result of payments following a Change in Control.

    In addition, each executive's contract provides a noncompete clause for one year after termination (voluntary or involuntary) assuming that it was not due to a change in control. In the event of Change in Control, the noncompete clause is void.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") consists of three outside directors, Messrs. Clement, Roberts and Sneed, and meets semi-annually to review, recommend and approve employment agreements, salaries, incentive plans, stock options and employee benefit plans for officers and key employees. During 1994, this Committee hired J.E. Stone & Associates, Inc. to provide recommendations regarding executive compensation. The goal of the study was to determine the fairness of the existing compensation structure when compared to other executives in the oilfield services industry, keeping with the underlying objective to tie executive compensation closely to the financial performance of the Company. The recommendation of the study was the basis of the 1994 executive compensation.

    Under the adopted plan the base salary for the executive officers and other key employees is established to position the individual between the twenty-fifth percentile and the median salary level for the executive's peers in the oilfield service sector. Historically, the Company paid below these levels, so each of the named executives received base salary increases effective August 1, 1994.
As a
                                       8

result of the new standard, Mr. Tolson's base salary was increased from $170,000 to $250,000 annually. As described above under "Employment Agreements," the Company has entered into employment agreements with Messrs. Tolson, Bragg, Polk and Allen providing for these salary increases. The full impact of the increases will not be reflected in the summary compensation table until 1995.

    The second component of the plan is the annual incentive compensation plan which has been amended to provide the executive with the opportunity to reach the seventy-fifth percentile compensation level as compared with his peers when the Company attains outstanding financial performance in terms of earnings per share ("EPS") as measured against the annual profit plan adopted at the start of the year by the Committee and the Board of Directors. The annual profit plan process involves each unit submitting its expectations for the year to the Board. The incentive compensation award is earned 25% at the threshold level, which equals 80% of the target profit plan. The next 25% of the award is earned equally between the threshold level and the target profit plan, while the final 50% is earned equally between target profit plan and the maximum level, which equals 120% of target profit plan. For Messrs. Allen and Polk, their annual incentive is based 60% on their areas of direct responsibility and 40% on Company EPS while the incentives for Messrs. Tolson, Bragg and Randall are based 100% on Company EPS. For 1994, the Company achieved EPS of $.30, exceeding the profit plan target EPS of $.27, resulting in incentive awards of 71%. For Mr. Tolson, this resulted in a bonus of $289,011.

    The final component of the Executive Compensation Plan is the Company's Long-Term Incentive Plan ("Incentive Plan"), whereby the Committee can grant stock options in an effort to provide long-term incentives to executives. The Committee grants key employees, including the named officers, awards under the Incentive Plan, which provides the flexibility to grant longer term incentives in the form of stock options. The Committee currently views stock options as the best long-term incentive vehicles to ally the interests of management and shareholders. In awarding stock options, the Committee reviews and approves individual recommendations made by the Chief Executive Officer ("CEO"). The Committee in turn determines the award for the CEO.

    Factors used in determining individual award size are competitive practice (awards needed to attract and retain management talent), rank within the Company (internal equity), responsibility for asset management (size of job) and ability to affect profitability. In each individual case, previous option and performance unit grants are considered in determining the size of new awards. Taking into account these factors the Committee makes a subjective determination as to the level of the award.

    Section 162(m) of the Internal Revenue Code (the "Code") denies a compensation deduction for federal income tax purposes for certain compensation in excess of $1 million paid to specified individuals. "Performance based" compensation meeting specified standards is deductible without regard to the $1 million cap. The Company believes that options granted under the Incentive Plan currently meet the requirements for "performance based" compensation.

    The Committee believes its practices are fair and equitable for both its executive officers as well as for the shareholders of the Company.

                             Compensation Committee

                                James B. Clement
                             Thomas H. Roberts, Jr.
                                 James T. Sneed

                                       9

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below is a line graph comparing the yearly change in the Company's Common Stock against the S&P 500 Index, Pool Energy Services Company, and the SCI Production/Well Service Group Index ("Peer Group") provided by Simmons & Company International (which includes BJ Services, ICO, Key Energy Group, Nowsco Well Service, Petrolite, Pool Energy Services Company, Production Operators, Service Fracturing, Corrpro, Tuboscope Vetco and Western Company of North America) for the last five years. Pool Energy Services Company is indicated on the graph to signify how a company with similar services as the Company has traded over time and as a representative peer comparison.

                (LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW)

                           1989    1990      1991      1992      1993      1994
                           ----    ----     -----     -----     -----     -----
 Pride ................     100    88.2      64.7      60.8      80.4      78.4
*Pool .................     100    88.6      55.7      58.0      69.3      61.4
 S&P 500 ..............     100    96.9     126.4     136.1     149.8     151.7
 Peer Group ...........     100    89.8      84.4      78.5      98.5      92.3

*Commenced trading in April 1990.
                                       10

                     AMENDMENT TO LONG-TERM INCENTIVE PLAN

INTRODUCTION

    In 1988, the Company and its sole shareholder adopted and approved the Pride Petroleum Services, Inc. Long-Term Incentive Plan (the "Incentive Plan"). The Incentive Plan is intended to advance the interest of the Company, its shareholders and its subsidiaries by attracting, retaining and stimulating the performance of officers and other key employees and to give such individuals the opportunity to acquire and retain a proprietary interest in the Company. The Incentive Plan provides that it is administered by the Compensation Committee (the "Committee"), which may grant or award to eligible officers and other key employees stock options ("Options"), restricted stock ("Restricted Stock"), stock appreciation rights ("SARs") and stock indemnification rights ("SIRs") under the Incentive Plan, may determine the number of shares of Common Stock to be subject to each Option, SAR, SIR or Restricted Stock award and has the authority to make all other determinations necessary or advisable in the administration of the Incentive Plan. Each grant of an Option, SAR or SIR and each award of Restricted Stock under the Incentive Plan shall be on such terms and provisions consistent with the Incentive Plan as the Committee may determine. As of March 31, 1995, approximately 30 persons held awards under the Incentive Plan.

    As adopted in 1988, the maximum number of shares of the Company Common Stock authorized and reserved for issuance under the Incentive Plan is equal to the greater of 1,000,000 shares or 9% of the total shares of Common Stock outstanding from time to time, subject to adjustment in the event of certain changes in the Company's corporate structure or capital stock. If an Option or SAR terminates for any reason without being wholly exercised or if Restricted Stock is forfeited for any reason, the number of shares subject to such Option or SAR and not purchased pursuant to such Option or SAR or the number of shares of such forfeited Restricted Stock shall become available for future grants under the Incentive Plan. As of March 31, 1995, the last reported price of the Common Stock on the NASDAQ NMS was $6 7/8 per share.

    As of February 28, 1995, the Company had 24,027,652 shares of Common Stock outstanding, so that the total number of shares subject to the Incentive Plan was 2,162,488 shares. At such date, a total of 193,600 shares had been previously issued under the Incentive Plan and Options to purchase an additional 1,936,350 shares were outstanding, leaving only 32,538 shares available for awards. The Board of Directors has approved an amendment to the Incentive Plan that would (i) increase the number of shares of Common Stock subject to the plan from 9% to 13% of the total shares of Common Stock outstanding and (ii) in order to satisfy certain provisions of Section 162(m) of the Code, provide that no optionee may be granted Options to purchase more than 1,000,000 shares during the life of the Incentive Plan. The Company believes the amendment will enable the Incentive Plan to continue to advance the interests of the Company and its shareholders by providing deferred stock incentives to key employees.

    On March 29,1995, the Compensation Committee granted, subject to shareholder approval of the proposed amendment, non-qualified options to purchase a total of 483,000 shares of Common Stock to 12 employees. The options have an exercise price of $6 7/8 per share and become exercisable in full six months after the grant date. The following table sets forth the number of options granted to each of the Named Officers:

                                       11

                                                 NUMBER OF SECURITIES UNDERLYING
     NAME AND PRINCIPAL POSITION                         OPTIONS GRANTED
     ---------------------------                 -------------------------------
Ray H. Tolson..................................             100,000
  Chairman, President and Chief
  Executive Officer
Dexter R. Polk.................................              60,000
  Sr. Vice President, Domestic
  Operations
Paul A. Bragg..................................              79,000
  Vice President, Chief Financial
  Officer and Treasurer
James W. Allen.................................              79,000
  Sr. Vice President, International
  Operations
Robert W. Randall..............................              25,000
  Vice President, General Counsel and
  Secretary
All executive officers as a group..............             343,000

    Except as set forth above, the amount and type of awards to be granted in the future to the named officers, to all executive officers as a group and to all other employees are not currently determinable. The Incentive Plan does not permit the grant of awards to directors who are not employees.

    Approval of the amendment to the Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting. Accordingly, abstentions and broker nonvotes applicable to shares represented at the meeting will have the same effect as no votes. The persons named on the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the approval of the amendment to the Incentive Plan. The Board of Directors recommends a vote FOR such ratification.

OTHER PROVISIONS OF THE INCENTIVE PLAN

    OPTIONS, SIRS AND SARS. The Incentive Plan provides for the granting of Options through either incentive stock options as defined under Section 422 of the Code ("ISOs") or non-qualified stock options.

    The per share exercise price of Common Stock subject to Options will be determined by the Committee, but such price shall not be less than the "Fair Market Value" of a share of Common Stock, which is generally the last price per share at which the Common Stock is sold regular way on NASDAQ on the day the Option is granted, or, in the absence of any reported sales on such day, the first preceding day on which there were such sales.

    The Incentive Plan provides that the Committee may grant an SAR with respect to an Option (concurrently with the grant of such Option or at a later time and as to all or any portion of the shares subject to such Option) or alone. An SAR is a right to receive, without payment to the Company, a number of shares of Common Stock or cash or any combination thereof (as determined by the Committee) having a value equal to the excess of the Fair Market Value of the shares of Common Stock subject to the SAR on the exercise date over the strike price of the SAR.

    The term of each Option or SAR granted shall be determined by the Committee, provided that (i) except as otherwise provided in the Incentive Plan, the Committee may, in its discretion, terminate outstanding Options or SARs or accelerate the exercise dates thereunder, upon 60 days written notice to the participant, (ii) the period during which each ISO shall be exercised shall not be later than ten years from the date such ISO is granted and (iii) the term of each SAR shall not exceed ten years and one day from the date of grant.

    Options and SARs may not be exercised unless and until the participant has remained in the employ of the Company or its subsidiaries for six months (or such longer term as may be established by the Committee) from the date of grant, except in the case of the participant's death, retirement on or after his sixty-fifth birthday or permanent and total disability of the participant within such six-month period. If a participant dies at any time after his Option or SAR is granted and while in the
                                       12

employ of the Company or its subsidiaries or within 60 days after termination of such employment, the executor or administrator of such participant's estate or a permitted transferee shall have the right, for a one-year period after the date of the participant's death, to exercise the Option or SAR, subject to the provisions described in the preceding paragraph. If a participant dies within 60 days after the date of termination of his employment, the Option or SAR may be exercised within such period only to the extent it was exercisable at the termination of employment and not exercised. If a participant retires on or after his sixty-fifth birthday or becomes permanently and totally disabled at any time after an Option or SAR is granted, the participant shall have the right, during the one-year period after such retirement or disability, to exercise the Option or SAR, subject to the provisions described in the preceding paragraph.

    If, on or after six months from the date of grant of an Option or SAR (or such longer time as may be established by the Committee), the participant's employment is terminated for any reason other than death, retirement on or after his sixty-fifth birthday, permanent and total disability or serious misconduct, the participant shall have the right, during the 60-day period after such termination, to exercise the Option or SAR to the extent it was exercisable and not exercised prior to the date of such termination. If a participant's employment with the Company or its subsidiaries is terminated for serious misconduct (including, but not limited to, embezzlement or misappropriation of corporate funds, other acts of dishonesty, significant activities harmful to the reputation of the Company or its subsidiaries, a significant violation of Company or subsidiary policy, willful refusal to perform, or substantial disregard of, the duties properly assigned to the participant, or a significant violation of any contractual, statutory or common law duty of loyalty to the Company or its subsidiaries), the right to exercise the Option or SAR shall immediately terminate and all rights thereunder shall cease.

    The Incentive Plan provides that a participant, whether or not his Options are exercisable, shall, in the sole discretion of the Committee (determined either at the date of grant of an Option or thereafter), be entitled to receive a cash payment from the Company, as and when cash dividends are payable to holders of Common Stock, in an amount equal to the cash dividend which would be paid to such participant in respect of all shares subject to such Options were such participant the holder of such shares on the record date for such cash dividend.

    The Incentive Plan provides that the Committee may grant SIRs to participants in the Incentive Plan who, upon exercise of a related Option, would acquire shares of Common Stock which are subject to a holding period restriction that (by operation of securities laws, contractual provisions or other limitations, including internal Company policies) prevents the participants from selling such shares during a holding period or selling such shares and retaining a profit during the six months following the Option exercise. The term of an SIR shall begin on the date the related Option is exercised and shall end either six months from the date of exercise or upon the expiration of the longest applicable holding period restriction, whichever is applicable. The Incentive Plan provides that if an SIR is granted, the Company shall, at the later of the end of the term of the SIR or the date the participant transfers the shares of Common Stock subject to the SIR to a nonaffiliate (but in no event more than five years after the related Option was exercised), pay to the holder of the SIR cash in an amount equal to the product of (i) the decline, if any, in the Fair Market Value of Common Stock during the term of the SIR minus the gain, if any, in the Fair Market Value of Common Stock that occurred subsequent to the expiration of such term and prior to the date of the transfer of the shares subject to the SIR (but in no event more than five years after the related Option was exercised), and (ii) the number of shares acquired through the exercise of the related Option which were transferred. Options, SARs and SIRs are not transferable except by will or the laws of descent and distribution.

  RESTRICTED STOCK

    The Incentive Plan provides that the Committee may grant awards of shares of Restricted Stock in such amounts and on such terms and conditions as it may determine. In addition to the restrictions

                                       13

on transfer described below, the Committee may impose other restrictions on shares of Restricted Stock, including restrictions under federal and state securities laws and under the requirements of any stock exchange or association on which the Common Stock is then listed.

    Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated for such period of time, not exceeding ten years, as the Committee shall determine (the "Restricted Period"), subject to earlier satisfaction of other conditions as specified by the Committee. If the holder of Restricted Stock retires on or after his sixty-fifth birthday or if the holder's employment terminates during the Restricted Period because of his death or permanent and total disability, the Restricted Period shall lapse and, except for any other restrictions imposed on the Restricted Stock by the Committee, the shares of Restricted Stock shall be free of restrictions and freely transferable. If a holder of Restricted Stock terminates his employment during the Restricted Period for any reason other than as described in the preceding sentence, any shares of Restricted Stock subject to restrictions at the date of such termination shall be forfeited and returned to the Company. If a holder of Restricted Stock is involuntarily terminated by the Company other than for serious misconduct, the Committee may waive the automatic forfeiture of any or all shares of Restricted Stock.

  GENERAL

    The Board of Directors may amend, modify or terminate the Incentive Plan, provided that no such amendment, modification or termination may be made without the approval of the shareholders of the Company that (i) increases the total number of shares of Common Stock subject to the Incentive Plan (except as provided by certain terms of the Incentive Plan), (ii) changes the manner of determining the Option or SAR price, (iii) withdraws the administration of the Incentive Plan from the Committee or the Board of Directors, (iv) extends the maximum period or reduces the minimum period during which Options or SARs may be exercised or the maximum Restricted Period, or (v) changes the class of persons who may become participants in the Incentive Plan. Further, no amendment, modification or termination of the Incentive Plan may affect any Option, SAR or SIR theretofore granted or Restricted Stock theretofore awarded without the consent of the affected participant.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of tax considerations relating to options describes only certain U.S. federal income tax matters relating to Options. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the particular circumstance of an optionee.

    Some of the Options granted under the Incentive Plan may constitute "incentive stock options" within the meaning of Section 422 of the Code, while other options granted under the Incentive Plan will be non-qualified stock options. The Code provides for tax treatment of stock options qualifying as incentive stock options that may be more favorable to employees than the tax treatment accorded non-qualified stock options. Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for U.S federal income tax purposes. The difference between the exercise price of the incentive stock option and the fair market value of the stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally
                                       14

as capital gain or loss. No deduction is available to the employer corporation upon the grant or exercise of an incentive stock option (although a deduction may be available if the employee sells the shares so purchased before the applicable holding period expires), whereas upon exercise of a non-qualified stock option, the employer corporation is entitled to a deduction in an amount equal to the income recognized by the employee. Except with respect to death, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment at exercise. An option exercised more than three months after an optionee's termination of employment other than upon death cannot qualify for the tax treatment accorded incentive stock options. Such option would be treated as a non-qualified stock option instead. Based on the provisions of the Incentive Plan, the Company expects that the Incentive Plan will comply with the requirements of Section 162(m) of the Code, provided that the grant is made by a qualified compensation committee.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Coopers & Lybrand L.L.P. have been selected by the directors as Independent Public Accountants for the Company and its subsidiaries for the year ending December 31, 1995. This selection is being presented to the shareholders for ratification. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will be provided an opportunity to make comments with respect to the Company's financial statements and to respond to appropriate inquiries from shareholders.

    Ratification of the Board of Directors' selection of Coopers & Lybrand L.L.P. will require the affirmative vote of the holders of a majority of the number of shares of Common Stock eligible to vote that are present in person or by proxy at the Annual Meeting. Because abstentions and broker nonvotes will be considered in the determination of the number of shares present in person or by proxy at the Annual Meeting, abstentions and broker nonvotes will have the same effect as a vote against ratification. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" SUCH RATIFICATION.

    In the event the shareholders fail to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors, it is not anticipated that Coopers & Lybrand L.L.P. would be replaced in 1995. Such lack of approval would, however, be considered by the Audit Committee in selecting the Company's independent auditors for 1996.

                     SUBMISSION OF SHAREHOLDER PROPOSALS
                         FOR THE 1996 ANNUAL MEETING

    Shareholder proposals submitted for presentation at the Annual Meeting of Shareholders of the Company following the completion of fiscal year 1995 must be received by the Company no later than December 29, 1995. It is suggested that proponents submit their proposals by certified mail, return receipt requested. Detailed information for submitting resolutions will be provided upon written request to the Secretary of the Company. No shareholder proposals have been received for inclusion in this Proxy Statement.

                                       15

                DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

    Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Shareholders, and it does not know of any business which persons, other than management, intend to present at the meeting. Should any other matters requiring a vote of the shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect of any such other matter in accordance with their best judgment. Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the Securities Exchange Commission are available without charge to shareholders upon request to Paul A. Bragg, Chief Financial Officer, Pride Petroleum Services, Inc., 1500 City West Blvd., Suite 400, Houston, Texas 77042.

                                            By Order of the Board of Directors

                                                      ROBERT W. RANDALL
                                                Robert W. Randall, Secretary

                          [FORM OF PROXY, FRONT SIDE]

                         PRIDE PETROLEUM SERVICES, INC.
                     PROXY- ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 16, 1995

    The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 10, 1995. Ray H. Tolson and Paul A. Bragg, each with full power of substitution, and acting alone, are hereby constituted proxies of the undersigned and authorized to attend the Annual Meeting of Shareholders of Pride Petroleum Services, Inc., a Louisiana corporation (the "Company"), to be held at the Westchase Hilton, 9999 Westheimer, Houston, Texas on May 16, 1995 at 1:30 p.m., Central Daylight Time, or any adjournment of such meeting, and to represent and vote all shares of Common Stock of the Company which the undersigned is entitled to vote:

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

                                                           For  Against  Abstain

(1) With respect to approval of an amendment to the        [ ]    [ ]      [ ]
    Company's Long-Term Incentive Plan to (i) increase the number of shares available for stock options and other awards from 9% to 13% of outstanding shares and
    (ii) make certain changes to conform with Section
    162(m) of the Internal Revenue Code.

(2) With respect to the ratification of the Board of       [ ]    [ ]      [ ]
    Directors' appointment of Coopers & Lybrand L.L.P.
    independent public accountants, as the Company's auditors for the year ending 1995.

(3) In their discretion upon any other business that may   [ ]    [ ]      [ ]
    properly come before the meeting or any adjournment thereof.

                (Continued, and to be signed, on the other side)

                           [FORM OF PROXY, BACK SIDE]

    This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED ABOVE AND, IN THE ABSENCE OF SUCH SPECIFICATIONS, WILL BE VOTED FOR PROPOSALS (1) AND
(2), AND, AS TO PROPOSAL (3), WILL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED HEREIN.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
                                            DATED:_____________________________

                                            ___________________________________
                                            (Signature)

                                            ___________________________________
                                            (Signature if jointly held)

                                            ___________________________________
                                            (Printed Name)

                                            PLEASE SIGN EXACTLY AS YOUR STOCK IS
                                            REGISTERED. JOINT OWNERS SHOULD EACH
                                            SIGN PERSONALLY. EXECUTORS,
                                            ADMINISTRATORS, TRUSTEES, ETC.
                                            SHOULD SO INDICATE WHEN SIGNING.